Exhibit 3.39

RESTATED CERTIFICATE OF INCORPORATION

OF

HD SUPPLY SUPPORT SERVICES, INC.

It is hereby certified that:

1.      (a)  The present name of the corporation (hereinafter called the “corporation”) is HD Supply Support Services, Inc.

(b)  The name under which the corporation was originally incorporated is Hughes Supply Shared Services, Inc., and the date of filing the original certificate of incorporation of the corporation with the Secretary of State of Delaware was December 6, 2001.

2.      The amendment and restatement of the certificate of incorporation herein certified have been duly adopted by the stockholders pursuant to §§ 228, 242, and 245 of the General Corporation Law of the State of Delaware.

3.      The effective date of the restated certificate of incorporation and of the amendments herein certified shall be on May 4, 2009.

4.      The certificate of incorporation of the corporation, as amended and restated herein, shall at the effective time of this restated certificate of incorporation, read as follows:

FIRST:  The name of the corporation is HD Supply Support Services, Inc.

SECOND:  The address of the corporation’s registered office in the State of Delaware is 3411 Silverside Road Rodney Building #104, City of Wilmington, County of New Castle. The name of the corporation’s registered agent at such address is Corporate Creations Network Inc.

THIRD:  The period of the corporation’s duration is perpetual.

FOURTH:  The purpose or purposes of the corporation shall be to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

FIFTH:  The aggregate number of shares which the corporation has the authority to issue is one million one hundred thousand (1,100,000) shares with a par value of $1.00 each. one hundred thousand (100,000) shares are designated as Class A Voting Common Stock (“Class A Common”), and one million (1,000,000) shares are designated as Class B Non-Voting Common Stock (“Class B Common”). Except as otherwise provided below in this Article Five or as otherwise required by applicable law, all shares of Class A Common and Class B Common shall be identical in al1 respects and shall entitle the holder thereof to the same preferences, limitations, and relative rights:

(a)      Voting Rights.  Except as otherwise provided in this Article Five or as otherwise required by applicable law, (i) holders of Class A Common shall be entitled to one vote per share on all matters to be voted on by the stockholders of the corporation, and (ii) holders of Class B Common shall have no right to vote on any matter to be voted on by the stockholders of the corporation.

(b)      Dividends.  As and when dividends are declared or paid thereon, whether in cash, property or securities of the corporation, the holders of Class A Common and the holders of Class B Common shall be entitled to participate in such dividends ratably on a per share basis; provided, that if dividends are declared which are payable in shares of Class A Common or Class B Common, then dividends shall be declared which are payable at the same rate on each such class of common stock and the dividends payable in shares of Class A Common shall be payable to holders of Class A Common and dividends payable in shares of Class B Common shall be payable to holders of Class B Common.

(c)      Liquidation.  The holders of Class A Common and Class B Common shall be entitled to participate ratably on a per share basis in all distributions to the holders of common stock in any liquidation, dissolution or winding up of the corporation.

(d)      Stock Splits.  If the corporation in any manner subdivides or combines the outstanding shares of one class of common stock, the outstanding shares of the other class of common stock shall be proportionately subdivided or combined in a similar manner.

(e)      Automatic Conversion.  Upon the effective time of this restated certificate of incorporation (i) each share of outstanding Class A Common Stock of the corporation automatically shall convert to one thousand (1,000) shares of Class A Common, (ii) each share of outstanding Class B Non-voting Common Stock of the corporation automatically shall convert to one hundred (100) shares of Class B Common, and (iii) each share of outstanding Class C Non-voting Common Stock of the corporation automatically shall convert to ten (10) shares of Class B Common.

SIXTH:  The board of directors of the corporation shall have the power to adopt, amend or repeal the bylaws.

The undersigned officer of the Corporation has executed this Restated Certificate of Incorporation as of this 4th day of May, 2009.

/s/ Ken Veneziano
Print Name	Ken Veneziano

Title:	Secretary

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